Exhibit 3

In 2009 Interview, Yahoo CEO Does Not Deny He Has a CS Degree, Calls Himself an “Engineer” (Audio)

AllThingsD

May 3, 2012

By Kara Swisher

On March 25, 2009, Yahoo CEO Scott Thompson — when he was then president of PayPal — appeared on the TechNation radio show to talk about the revival of the eBay payments unit.

At the end of the largely charming interview, Moira Gunn asked him a direct question about his college degrees, specifically noting they were in accounting and computer science.

“Your bachelor’s degree is in accounting and computer science. Now, from both of those, I mean that’s, that’s pretty obvious that’s PayPal,” said Gunn. “What are the most important things you learned?”

“Yeah,” begins Thompson, failing to correct her at all on the fact that he does not actually have a computer science degree — only one in accounting.

Read the rest of the article and listen to audio from the interview here: http://allthingsd.com/20120503/in-2009-interview-yahoo-ceo-does-not-deny-he-has-a-cs-degree-and-calls-himself-an-engineer/

This information is not contained on the ValueYahoo website. Our legal eagles will not permit us to hyperlink to sites with comments, ads or other content that may regularly change.